EXHIBIT 2
                                                                      ---------









                        ASSET PURCHASE AND SALE AGREEMENT
                                     BETWEEN
                        STARCRAFT AUTOMOTIVE GROUP, INC.
                                       AND
                            CENTURION VEHICLES, INC.

                              --------------------

                                   MAY 7, 2001
                              --------------------



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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.0      CLOSING DATE ....................................................... 1

2.0      SALE AND PURCHASE .................................................. 1
         2.1      Sale and Purchase: Purchased Assets ....................... 1
         2.2      Bulk Sales Act Compliance ................................. 2
         2.3      Employees ................................................. 2

3.0      PURCHASER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS .............. 3

4.0      LIEN SEARCHES ...................................................... 3

5.0      PURCHASE PRICE ..................................................... 3
         5.1      Purchase Price ............................................ 3
         5.2      License Agreement ......................................... 4
         5.3      Assumed Liabilities ....................................... 4
         5.4      Indemnification ........................................... 4
         5.5      Closing Adjustments ....................................... 4
         5.6      Demo Units ................................................ 5
         5.7      Excess Inventory .......................................... 5
         5.8      Purchase Price Allocation ................................. 5
         5.9      Removal of Purchased Assets ............................... 5
         5.10     Wiring Harness Inventory .................................. 5
         5.11     Molds and Tooling ......................................... 5
         5.12     Service Parts ............................................. 5
         5.13     Mexico Kits ............................................... 5
         5.14     OEM Rebates ............................................... 6
         5.15     Dealer Packs .............................................. 6

6.0      REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER ................ 6
         6.1      Organization, Standing and Power: Ownership ............... 6
         6.2      Authorization ............................................. 6
         6.3      Tax Matters ............................................... 7
         6.4      Title to Purchased Assets and Related Matters ............. 7
         6.5      Recalls ................................................... 8
         6.6      Labor Relations; Employees ................................ 8
         6.7      Employee Benefit Plans .................................... 8
         6.8      Conduct of Business ....................................... 9
         6.9      Proprietary Rights ........................................ 9
         6.10     Disclosure ................................................ 9
         6.11     Good Working Order: Usability ............................. 9
         6.12     Defaults .................................................. 9
         6.13     Insurance ................................................. 9
         6.14     Suppliers, Customers or Employees ........................ 10
         6.15     Survival of Representations and Warranties ............... 10
         6.16     Supplementation of Exhibits .............................. 10
         6.17     Brokers .................................................. 10
         6.18     Suppliers and Customers .................................. 10
         6.19     Financial Information .................................... 10
         6.20     Related Transactions ..................................... 11

7.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER ....................... 11
         7.1      Organization, Standing and Power ......................... 11
         7.2      Authority ................................................ 11

8.0      INDEMNIFICATION ................................................... 12
         8.1      Indemnification of Purchaser ............................. 12
         8.2      Indemnification of Seller ................................ 12
         8.3      Rules Regarding Indemnification .......................... 12

9.0      CONDITIONS TO CLOSING: TERMINATION ................................ 13
         9.1      Condition to Seller's Obligations ........................ 13
         9.2      Conditions to Purchaser's Obligations .................... 13
         9.3      Termination if Conditions Not Satisfied .................. 14
         9.4      Access to Properties, Records and Personnel .............. 14
         9.5      Preservation of Relationships ............................ 15
         9.6      Conduct of Business Prior to the Closing Date ............ 15
         9.7      Physical Inventory ....................................... 15
         9.8      Satisfaction of Closing Conditions ....................... 15
         9.9      Disposal of Purchased Assets ............................. 15
         9.10     Employee Matters ......................................... 15

10.0     CLOSING TRANSACTIONS: SELLER ...................................... 15
         10.1     Bill of Sale ............................................. 15
         10.2     Consents ................................................. 15
         10.3     License Agreement ........................................ 16
         10.4     Other .................................................... 16

11.0     CLOSING TRANSACTIONS: PURCHASER ................................... 16
         11.1     Assumption Agreement ..................................... 16
         11.2     Purchase Price ........................................... 16
         11.3     License Agreement ........................................ 16

12.0     MISCELLANEOUS ..................................................... 16
         12.1     Expenses, Etc. ........................................... 16
         12.2     Parties in Interest: Assignment .......................... 16
         12.3     Entire Agreement; Amendments ............................. 16
         12.4     Headings ................................................. 16
         12.5     Notices .................................................. 16
         12.6     Public Announcements: Confidentiality .................... 17
         12.7     Further Assurances ....................................... 17
         12.8     Waiver ................................................... 17
         12.9     Governing Law; Forum; No Jury ............................ 17
         12.10    Confidential Information; Non-Competition ................ 17
         12.11    Definitions .............................................. 18

Exhibit 2.1
         Purchased Assets .................................................. 21

Exhibit 3.0
         Assumed Liabilities ............................................... 22

Exhibit 4.0
         Lien Searches and Lien Releases ................................... 23

Exhibit 5.1
         Secured Promissory Note; Security Agreement; Gap Note ............. 24

Exhibit 5.5
         Adjustment Date Arbitration Procedures ............................ 45

Exhibit 6.5
         Recalls ........................................................... 46

Exhibit 6.9
         License Agreement ................................................. 47

Exhibit 6.14
         Customer, Vendor, Supplier Lists .................................. 55

Exhibit 9.1.8
         Opinion of Seller's Counsel ....................................... 56

Exhibit 9.2.9
         Opinion of Purchaser's Counsel .................................... 58

Exhibit 10.1
         General Assignment and Bill of Sale ............................... 60

Exhibit 11.1
         Assumption Agreement .............................................. 61




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                        ASSET PURCHASE AND SALE AGREEMENT


         This ASSET PURCHASE AND SALE AGREEMENT is entered into May 7, 2001 ("Agreement"), between Centurion Vehicles, Inc., an Indiana corporation qualified to do business in Michigan, with principal offices located at 69651 U.S. 131 S., White Pigeon, Michigan ("Purchaser"), and Starcraft Automotive Group, Inc., an Indiana corporation with principal offices at 2703 College Avenue, Post Office Box 1903, Goshen, Indiana 46526 ("Seller").

                                    RECITALS

         Purchaser desires to buy and assume, and Seller desires to sell and transfer, certain of the assets and certain of the liabilities of Seller relating to the current business operated by Seller on a worldwide basis (the "Business"), defined as (i) the sale of upfit conversion kits to others for their use in second stage conversions, and (ii) the second stage conversion of vans, pickup trucks, and sports utility vehicles (excluding mobility vehicles) sold directly to OEM authorized dealers (each of the foregoing two categories, a "Product", and collectively, the "Products"). The Purchased Assets and Business exclude the mobility vehicle and second stage mobility conversion business, and, the OEM second stage manufacturing business.

                                    AGREEMENT

         Therefore, in consideration of the premises and of the mutual promises of the parties, the parties agree as follows:

         1.0      CLOSING DATE.

         The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before May 25, 2001 or such later date agreed to in writing by the parties (the "Closing Date"). Time is of the essence in this Agreement and in connection with the transactions contemplated by it.

         2.0      SALE AND PURCHASE.

                  2.1 Sale and Purchase: Purchased Assets . On the Closing Date, in reliance upon the representations, warranties and agreements of the parties contained in this Agreement, Seller shall license certain intellectual property exclusive of Canada, and sell, assign, transfer, convey and deliver certain other property, to Purchaser, and Purchaser shall license and/or buy from Seller, free and clear of all Encumbrances (as defined in Section 6.4), certain of the assets and properties of the Business as described in Exhibit 2.1, including but not limited to the following (collectively the "Purchased Assets"):

                           2.1.1 All machinery,  equipment,  patterns, fixtures,
                  jigs, make up tables, storage racks, and related items used in connection with the Business (and not usable in connection with Seller's other business) and described in Exhibit 2.1;

                           2.1.2 All usable inventories of raw materials for the
                  current model year (other than wiring harnesses, paint, and service parts) at Seller's cost, excluding freight, on hand in connection with the Business determined by the physical inventory described in Section 5.5 and described in Exhibit 2.1;

                           2.1.3 All work in process relating to confirmed sales
                  orders at (eighty percent (80%) of dealer cost, less pack) x (percentage of completion) and all confirmed sales orders relating to the Business of the Seller described in Exhibit 3.0;

                           2.1.4 License of all copyrights, trade secrets, trademarks, service marks, tradenames, brand names, service marks, of the Business and its Products exclusive of Canada and described in Exhibit 6.9;

                           2.1.5 All Product bills of materials; Product specifications and drawings; Product testing results; Product safety standards compliance test reports and engineering testing and reports; proprietary drawings, formulas, designs, specifications and research and development efforts, and proprietary manufacturing techniques, know-how, and manufacturing processes which relate to the Products; Product ISO documentation; Product promotional literature (including sales materials, videos, and show materials) except such as may be usable in Seller's remaining business;

                           2.1.6 Lists of material customers, vendors, and suppliers of the Seller as they relate to the Business and described in Exhibit 6.14;

                           2.1.7 All  assignable  warranties  in relation to the
                  Business and in favor of Seller described in Exhibit 2.1;

                           2.1.8 All good will  related to the  Business  of the
                  Seller;

                           2.1.9  All  chassis   under  OEM   bailment/converter
                  agreements relating to the Business described in Exhibit 2.1;

                           2.1.10  All  Seller's  demo  inventory  described  in
                  Exhibit 2.1; and,

                           2.1.11 All Seller's  Product  unit history  files for
                  the applicable warranty periods. Purchaser shall not dispose of, or destroy any Product unit history files except upon Seller's prior written consent. Purchaser at its expense shall store such files on a safe and secure basis. Purchaser agrees to give Seller reasonable access to such files as Seller may reasonably require, and copy any such files as it may deem necessary. In the event Purchaser intends to dispose of, or destroy, any of the Product unit history files, Purchaser shall give Seller ninety (90) days' advance written notice of such an event, and Seller shall have the right to such files and remove them at Seller's expense during that ninety (90) day period.

                  2.2 Bulk Sales Act Compliance . Seller and Purchaser shall be entitled to rely on an exception for compliance with the Indiana Commercial Code - Bulk Sales Act. Seller certifies, represents, and warrants that the proceeds of sale of assets under this Agreement shall be applied in partial or total satisfaction of debt(s) secured by such assets, and Seller shall not receive a net contract price or net proceeds of sale as such terms are used in the Bulk Sales Act. Purchaser and Seller acknowledge and agree that Purchaser is not assuming all of the debts of Seller in full, and in particular Purchaser is not assuming trade creditor debts. Seller shall indemnify Purchaser against claims against Purchaser solely due to Seller's noncompliance with Bulk Sales Act, including court costs, paralegal fees, and reasonable attorney fees. This indemnity shall survive Closing until expiration of the applicable statute of limitations.

                  2.3 Employees . Purchaser shall have no obligation to offer employment to any employees of Seller. If Purchaser shall offer Business employees the opportunity to work for Purchaser, then Purchaser shall as to each such employee offer health benefits as are usual and customary for its other similarly situated employees, with coverage effective on the first day of the month following the Closing Date, subject to the terms of Purchaser's benefit plans. Prior to the Closing Date Seller shall arrange for Purchaser's reasonable access to key employees of the Business so that Purchaser may determine desirability of offering employment opportunities upon Closing. Seller agrees that effective the Closing Date and for one (1) year thereafter, Seller shall not directly or indirectly solicit or employ any employee of Purchaser (so long as Purchaser shall not have defaulted under this Agreement or any Exhibit hereto), except that Seller may hire any employee of Purchaser who left without having been encouraged to do so, or solicited, directly or indirectly, by Seller, and Seller may hire any employee of Purchaser with whom Seller may demonstrate Seller had communications regarding employment prior to the date of this Agreement (other than communications by Seller to its employees prior to Closing).

         3.0      PURCHASER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

         On the Closing Date, Purchaser shall assume and agree to pay, perform or otherwise discharge, Product warranty obligations described in Section 5.3 and Exhibit 3.0 and confirmed sales orders described in Exhibit 3.0 (the "Assumed Liabilities") and indemnify and hold Seller harmless from them after Closing, including court costs, paralegal fees, and reasonable attorney fees, and Seller shall retain all other obligations and liabilities of the Business (the "Retained Liabilities") and indemnify and hold Purchaser harmless from them after Closing, including court costs, paralegal fees, and reasonable attorney fees. This indemnity shall survive Closing until expiration of the applicable statute of limitations.

         4.0      LIEN SEARCHES.

         A reasonable time before the Closing Date, Seller and Purchaser shall each provide the other with State of Indiana and Michigan and appropriate Counties UCC-11 certifications and copy requests. All such searches and reports must be acceptable to the other, and shall be attached as Exhibit 4.0 to this Agreement.

         5.0      PURCHASE PRICE.

         Purchaser shall pay Seller the purchase price for the Purchased Assets (the "Purchase Price"), as follows.

                  5.1 Purchase  Price . The Purchase  Price shall consist of the
         (i) Assumed Liabilities described in Section 5.3; (ii) the warranty indemnification described in Section 5.4; (iii) the secured promissory note and inventory security agreement delivered on the Closing Date, payable over one (1) year on a level monthly basis, including interest at the Wall Street Journal National Prime Rate plus one percent (1%), in the form of Exhibit 5.1 (collectively, the "Promissory Note") in the principal amount of Seven Hundred Thousand Dollars ($700,000.00) ("Target Amount"), subject to adjustment pursuant to Section 5.5; (iv) cash for work in progress related to confirmed sales orders at (eighty percent (80%) of dealer cost) x (percentage of completion); (v) cash for Seller's non-salesperson demo inventory referred to in Section
         2.1.10 at eighty percent (80%) of Seller's  suggested dealer cost (less pack) for such units, and as to salesperson demos, Seller shall retain ownership and OEM payment liability for a period not to exceed forty-five (45) days after Closing (during which time Purchaser salespersons may use the demos). Purchaser shall pay Seller in cash for such demo inventory referred to in Exhibit 2.1.10 at eighty percent (80%) of Seller's suggested dealer cost (less pack), at the earlier of, the expiration of such forty-five (45) day period, or, upon sale of the demo; all such chassis are to be transferred to Purchaser or Purchaser's designated dealer; and (vi) fair market value payable in cash one hundred twenty (120) days after Closing evidenced by a promissory note delivered at Closing in form of Exhibit 5.1 ("Gap Note") for other Purchased Assets, including machinery and equipment; provided, however, that at no additional charge Purchaser shall be entitled to the Seller's patterns and fixtures related to the foregoing.

                  5.2 License Agreement . Purchaser shall pay Seller the license fee in the licensing agreement in the form of Exhibit 6.9 (the "License Agreement") for certain intellectual property, consisting of One Dollar ($1.00) per unit sale of Product in the first twelve (12) months after Closing ("Initial Term"), and One Hundred Dollars ($100.00) for each unit sale of Product for the next five (5) years thereafter, and Ten Dollars ($10.00) per unit sale of Product thereafter, subject to adjustment as provided in Section 5.5.

                  5.3 Assumed Liabilities . Purchaser shall assume the Assumed Liabilities set forth on Exhibit 3.0, including Product warranty liabilities described in Section 5.4 and transfer or assumption of all payment liability to the appropriate OEM for chassis in the chassis inventory of Seller, including chassis under OEM bailment/converter agreements relating to the Business at Seller's wholesale cost (excluding interest and other expenses), and, release Seller from such liability. Purchaser shall not assume any other Seller or Business liabilities. These provisions shall survive Closing until expiration of the applicable statute of limitations.

                  5.4 Indemnification . Purchaser shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims arising out of Purchaser's conduct of the Business after Closing (including use of salesperson demos described in Section 5.1(v)) and for breach of any Product warranty assumed by Purchaser, and for Product warranty claims received after Closing, for Products sold prior and subsequent to the Closing Date, excluding Seller's pending litigation, pending recalls, and any pending warranty claim which Seller has knowledge. Seller retains any claim recorded on its books as a payable in the ordinary course of its Business. These indemnity provisions shall survive Closing until expiration of the applicable statute of limitations.

                  5.5 Closing Adjustments . Purchaser and Seller shall have completed a raw materials and work in process inventory inspection by May 25, 2001, and the Purchaser and Seller shall complete a raw materials inventory costing verification and physical inventory, and work in process inventory verification on or before June 15, 2001 ("Adjustment Date"). If the raw materials inventory result is Two Million Dollars ($2,000,000.00), then the Promissory Note shall be Seven Hundred Thousand Dollars ($700,000.00), in the form, and payable, as described in Exhibit 5.1. If the raw materials inventory result is more or less than Two Million Dollars ($2,000,000.00), then the Promissory Note shall be adjusted dollar for dollar upward or downward as the case may be on the Adjustment Date, and a new Promissory Note shall be executed and delivered in exchange for the Promissory Note executed and delivered at Closing, on the Adjustment Date. The Initial Term of the License Agreement shall be adjusted if the adjustment amount is a Promissory Note reduction, as follows: the adjustment amount shall be determined as a percentage of the Target Amount, and the Initial Term shall be decreased by that percentage, on the Adjustment Date and a new License Agreement shall be executed and delivered in exchange for the License Agreement executed and delivered at Closing, on the Adjustment Date. A new Exhibit 2.1 reflecting this raw materials and work in process inventory shall be executed and delivered in exchange for Exhibit 2.1 executed and delivered at Closing, on the Adjustment Date. If the parties cannot agree, then each hereby consents to the Adjustment Date Arbitration Procedures described in Exhibit 5.5. If at the conclusion of Purchaser's 2002 model year production, Purchaser has not used this raw material inventory in its production, or has not otherwise sold or disposed of it, then at that time Seller shall repurchase this unused raw materials inventory at Purchaser's purchase price paid to Seller hereunder for such inventory. Purchaser shall receive a credit against the license fees due from Purchaser to Seller under the License Agreement of even date.

                  5.6 Demo Units . Purchaser shall provide Seller with up to five (5) current model year Product demo vehicles, and replace them every six (6) months, for a period of three (3) years after Closing at no additional charge or expense to Seller. Purchaser shall provide additional non-demo vehicles or conversion vehicles at the request of Seller during or after such three (3) year period at a cost to Seller of eighty percent (80%) of Purchaser's suggested dealer cost (less pack) for such Products. Seller shall maintain its usual and customary full coverage liability and hazard insurance on such units, naming Purchaser as additional insured, as its interests may appear. These provisions shall survive Closing until expiration of the applicable statute of limitations.

                  5.7 Excess Inventory . Purchaser agrees to use its best efforts to cooperate with Seller in disposing of raw materials inventory not acquired by Purchaser at Closing by incorporating when Purchaser deems it feasible slow moving or discontinued components or obsolete components of raw materials inventory in Purchaser's products, or specially designed products, as the parties may reasonably agree, with the goal being Purchaser accommodate Seller with estimated final disposition of all such dispositions by March 31, 2002.

                  5.8 Purchase Price Allocation . Purchaser and Seller shall agree to allocate the Purchase Price to the Purchased Assets as of the Closing Date, on the Adjustment Date.

                  5.9 Removal of Purchased  Assets . Purchaser  shall remove the
         Purchased Assets consisting of the Product main production line immediately (but not to exceed thirty (30) days) after Closing, and Seller shall allow Purchaser one hundred twenty (120) days from Closing to remove other Purchased Assets, from time to time, at no rental or storage charge. After such period, Purchaser agrees to pay Seller a rental or storage fee, at the rate of Five Hundred Dollars ($500.00) per week, payable weekly, for up to ten thousand square feet in a roped off area, through December 31, 2001.

                  5.10 Wiring  Harness  Inventory . The Purchased  Assets do not
         include Seller's inventory of wiring harnesses for Products. Seller intends to continue to manufacture such wiring harnesses. Purchaser intends to purchase Product wiring harnesses from Seller, at competitive prices (to be agreed upon prior to Closing). Seller, upon ninety (90) days' advance written notice to Purchaser, may cease to sell such harnesses at such prices, or cease to manufacture them, or cease to supply them to Purchaser.

                  5.11 Molds and Tooling . The Purchased Assets do not include Seller's molds and tooling for Products. Purchaser may request that Seller consent (which consent shall not be unreasonably withheld) to changes in such molds and tooling and vendors (at Purchaser's expense) for purposes of Product design changes, style changes, etc.

                  5.12 Service Parts . The Purchased Assets do not include Seller's service parts inventory for Products. Seller agrees to sell such parts to Purchaser on a cost plus twenty percent (20%) basis.

                  5.13 Mexico Kits . The Seller's Business includes sale of upfit conversion kits for the Mexico market, and the parties agree to a special arrangement for that aspect of the Business. After Closing Purchaser will sell conversion kits to Seller as Seller requires for such Business, at Purchaser's cost of materials and direct labor plus One Thousand Seven Hundred Dollars ($1,700.00). Seller will be responsible for the completion of the vehicle conversions and resale in Mexico under an exclusive distribution arrangement. Purchaser may cancel the exclusive distribution arrangement by either (i) giving Seller at least ninety (90) days advance written notice of the termination date, and paying cash on the termination date to Seller for certain assets of Seller in Mexico, namely all kit inventory in Mexico and any note receivable due from R C Corportivo, said note not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) or, (ii) Purchaser may terminate the exclusive distribution arrangement by giving Seller at least one hundred eighty (180) days advance written notice of the termination date, and Seller may sell Products and conduct the Business in Mexico thereafter, the License Agreement, and any noncompetition covenants, shall be amended prior to the termination date to exclude Mexico, and, Seller shall not assume any Purchaser liabilities incident to Purchaser's Business in Mexico. These provisions shall survive Closing until expiration of the applicable statute of limitations.

                  5.14 OEM Rebates . The Purchased Assets do not include Seller's OEM rebates. The parties agree that each shall account to the other for OEM rebates received by each of them in order to determine whether or not the other party may be entitled to such rebate, in order for each party to promptly pay the other the rebate properly payable to the other. Notwithstanding anything to the contrary contained herein, the party that transfers the chassis to the dealer or the dealer's floor plan shall be entitled to OEM rebates on all chassis purchased from Seller pursuant to this Agreement.

                  5.15 Dealer Packs . Although Purchaser is not assuming any Seller dealer pack programs, if Purchaser sells a 2001 Starcraft unit to a dealer who has a negative pack account as of Closing with Seller, and that dealer remits pack money to Purchaser, Purchaser agrees to remit the amount of the dealer pack money to Seller.

         6.0      REPRESENTATIONS, COVENANTS AND WARRANTIES OF SELLER.

         Seller represents, covenants and warrants to Purchaser as follows:

                  6.1 Organization, Standing and Power: Ownership . Seller is a corporation duly organized and validly existing under the laws of Indiana and is duly qualified to transact business in the State of Indiana. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. There are no dissolution, liquidation, bankruptcy proceedings or creditor's rights proceedings pending or to the knowledge of Seller, threatened or contemplated against the Seller.

                  6.2  Authorization . This Agreement  constitutes the valid and binding obligation of Seller enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally or the application of general principles of equity. As of the Closing Date, the execution, delivery and performance of this Agreement will have been duly and validly authorized by action of Seller's Board of Directors. Neither the execution and delivery of this Agreement, nor the consummation by Seller of the transactions contemplated in it, nor the compliance with any of its provisions will, to the best of Seller's knowledge: (i) conflict with or result in a breach of the Articles of Incorporation or By-Laws of Seller; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority by which Seller is bound; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Seller is a party, or which would adversely affect any of the assets or properties to be sold or the contracts to be assumed, except for agreements concerning which consents will be obtained by Seller as of the Closing Date; (iv) result in the creation or imposition, under or in accordance with the laws of the United States or any state of the United States of any lien, charge or encumbrance on any of the assets or properties of the Seller; (v) ;
         (vi) require the consent of the United States, State of Indiana, Indiana county or local governmental or regulatory body; (vii) contravene, conflict with or result (with or without notice or lapse of time) in a violation of any of the terms or requirements of, or give any governmental body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Seller or that otherwise relates to the business of, or any of the assets owned or used by, the Seller; (viii) contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract to which the Seller is a party or under which the Seller has any rights, or by which the Seller, or any of the assets owned or used by the Seller, may be bound; or (ix) result (with or without notice or lapse of time) in the imposition or creation of any Encumbrance (as described in Section 6.4) upon or with respect to any of the assets owned or used by the Seller. No consent or approval of or notification to any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated under this Agreement.

                  6.3 Tax Matters . All federal, state, local and foreign tax returns and tax reports, including payroll taxes, required to be filed with respect to the Seller through the date of this Agreement have been filed, or will be filed when they are due, with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; all of such returns and reports are or will be true, correct and complete, and all amounts shown as owing have been paid or, in the case of tax returns and tax reports not yet due, are adequately provide for, will be paid or disputed in good faith by Seller. Seller has not given any waiver or extension (which continues in effect) of any period of limitation governing the time of assessment or collection of any taxes relating to the Seller, nor received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge relating to the Seller, nor are any of the foregoing a party to any agreement with respect to the sharing or allocation of taxes or tax costs. All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll and other taxes (including interest and penalties), if any, which if not paid would result in a lien or charge against the Purchased Assets have been paid through the date of this Agreement and will be paid or are adequately provided for through the Closing Date.

                  6.4 Title to Purchased Assets and Related Matters . Seller has good and marketable title to all the Purchased Assets to be transferred to Purchaser under this Agreement, and it is a condition to Closing that at the Closing Seller is able to transfer such properties and assets to Purchaser free and clear of all the following (collectively referred to as "Encumbrances"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other such agreements, other than this Agreement, or which are identified in
         Exhibit 6.4 as being contested in good faith by appropriate proceedings. Exhibit 3.0 lists all leases of Purchased Assets which Purchaser intends to assume. Neither the Seller, nor, any other party to any such lease is in default under, nor does there exist any condition or event which with notice or lapse of time or both would constitute a default under, any such lease, and each such lease is in full force and effect and valid, binding and enforceable against the Seller, and, each other party in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws of general application, or by the application of principles of equity, whether in a proceeding at law or in equity. Seller is in good standing under all such leases and is in compliance with and not in default under such leases.

                  6.5 Recalls . With regard to any Recall (as defined hereinafter) (i) there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the knowledge of Seller, threatened against or involving Seller relating to the Business or the Products or the Purchased Assets, whether at law or in equity, or before or by any foreign or United States federal, state, municipal or other governmental authority, (ii) Seller has no knowledge of any facts which could give rise to a Recall under present law; (iii) Seller is not subject to any written judgment, order, writ, court decree, governmental decree or injunction enjoining it in respect of any Business practice or the conduct of Business; and (iv) there has not been, nor is there nor should there be, to Seller's knowledge, under consideration or investigation by the Seller, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to as "Recalls") concerning any Products manufactured, produced, distributed or sold by or on behalf of the Seller except as described in Exhibit 6.5.

                  6.6 Labor Relations; Employees . Seller has paid in full or will pay in full when payable, or has adequately provided for timely payment, all wages, salaries, bonuses, severances, and vacation and other payments and sales commissions and allowances earned by all employees, agents, independent contractors or consultants of the Seller through the Closing Date. Seller is in compliance with all applicable laws and regulations concerning employment practices, terms and conditions of employment, wages and hours. There is no discrimination complaint pending before the EEOC, or any court, or any unfair labor practice or similar complaint, against Seller pending before the National Labor Relations Board or similar authority or strike, dispute, slowdown or stoppage pending or threatened against or involving the Seller. No representation question exists respecting the employees of the Seller and no collective bargaining agreement is currently being negotiated concerning the employees of the Seller.

                  6.7 Employee Benefit Plans . With respect to each pension or other employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), program or arrangement maintained by Seller for employees ("Employee Plans"), each of the Employee Plans is maintained and operated in material compliance with the requirements provided by applicable statutes, orders, rules and regulations currently in effect, including, but not limited to, ERISA and the Internal Revenue Code of 1986, and its rules and regulations as amended, ("Code"), and applicable to such Employee Plans (provided the rules and orders and regulations are legally valid and binding and have been generally published as being a requirement for the Employee Plans in question), and each Employee Plan and its related trust intended to qualify under Section 401(a) and Section
         501(a) of the Code is so qualified and has been determined by the Internal Revenue Service so to qualify, and nothing has occurred to cause the loss of such qualification. Each Employee Plan intended to qualify under Section 501(c)(9) of the Code so qualifies in form and in operation and meets the requirements of Section 505(c) of the Code and the applicable regulations. All Employee Plans that are employee welfare benefit plans, as defined in Section 3(1) of ERISA, and related trusts, insurance contracts or other funding arrangements, if any, substantially comply in form and in operation with the requirements of ERISA. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notice required by Section 606 of ERISA or Section 4980B of the Code, that would give rise to material liability, have been appropriately given. All group health plans (as defined in Section 162(i) of the Code) covering employees have been maintained in compliance with the continuation coverage requirements of
         Section 4980B of the Code and Part 6 of Title I of ERISA to the extent that no material liability would arise. All applicable contributions due and owing from Seller for all periods ending before the Closing have been made in full or accrued. All insurance premiums due and owing from Seller have been paid in full or accrued with regard to such Employee Plan for policy years or other applicable policy periods ending on or before the Closing.

                  6.8 Conduct of Business . Except as Purchaser and Seller may otherwise reasonably mutually agree, from the date of this Agreement through the Closing Date, Seller shall conduct the Business in the ordinary course of business of the Business, consistent with its Business practices on an historical basis.

                  6.9 Proprietary Rights . Exhibit 6.9 to this Agreement constitutes a License Agreement for all patents, trademarks, service marks and trade names now used by the Seller in connection with its Products (collectively referred to as the "Proprietary Rights"). All Proprietary Rights listed in Exhibit 6.9 are valid and in full force and effect. There are no pending claims, actions or judicial or other adversary proceedings involving the Seller concerning any item of the rights and property referenced in Exhibit 6.9; and to Seller's knowledge no such action or proceeding is threatened. To the best of Seller's knowledge, the use of the Proprietary Rights in connection with the conduct of the Business has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person.

                  6.10 Disclosure . To Seller's knowledge, no representation or warranty by Seller in this Agreement or in any of the Exhibits to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained in them not misleading in light of the circumstances in which they are made.

                  6.11 Good Working Order: Usability . The Purchased Assets consisting of machinery and equipment are in reasonably good working condition, sufficient for use in the ordinary course of the Business. The Purchased Assets consisting of raw materials inventory is usable and salable in the ordinary course of Seller's Business; none of it is obsolete, of poor quality, or should be written down on Seller's books, consistent with Seller's practices on an historical basis and consistently applied.

                  6.12 Defaults . Seller is not in default under any Assumed Liability. All contract rights which are part of the Purchased Assets are valid and enforceable against the obligors to them without defense, counterclaim or offset, and there is no default by Seller or the obligors of such contract rights.

                  6.13 Insurance . The Seller currently maintains policies of hazard insurance for Products. All such policies are in full force and effect on the date of this Agreement, and Seller shall use its best efforts to maintain the coverage under those policies in full force and effect until the Closing. Seller shall bear the risk of loss until transfer of title to the Purchased Assets at the Closing, at which time risk of loss shall pass to Purchaser. If any of the Purchased Assets shall be substantially damaged or destroyed by fire, casualty or other cause prior to the actual date of Closing, Seller shall immediately notify Purchaser and furnish to Purchaser a written statement of the amount of insurance, if any, payable on account. For purposes of this transaction, the Purchased Assets shall be deemed to be substantially damaged if the cost of replacement or repair of all damage prior to the Closing exceeds Fifty Thousand and 00/100 Dollars ($50,000). If the Assets are substantially damaged, Purchaser may elect to terminate this Agreement prior to Closing. If some of the Purchased Assets are damaged or destroyed but are not substantially damaged as defined above, the insurance proceeds shall be assigned to Purchaser or at Purchaser's election, the damaged or destroyed Purchased Assets shall be repaired or replaced prior to Closing with the insurance proceeds or at Seller's expense to the extent insurance proceeds are insufficient and the time for the Closing may be extended, if necessary and if mutually agreed, for a reasonable period in order to permit such repairs or replacement. In such event, Seller shall be entitled to use available insurance proceeds to repair the Assets.

                  6.14 Suppliers, Customers or Employees . Seller has no knowledge that any material customers or suppliers of Seller intend to cease doing business with Seller because of the transactions contemplated by this Agreement. Attached at Exhibit 6.14 are the Seller's top ten (10) customer list, vendor and supplier lists.

                  6.15 Survival of  Representations  and Warranties . Subject to
         Section 8.3, all representations and warranties made in this Agreement;
         (i) are made as of the date of this Agreement unless a different date is specified in them, and do not constitute representations, warranties or agreements about any facts, events or legal results at any time after the date of the Closing; (ii) shall be deemed made as of the Closing; and (iii) for purposes of Section 5.0 and Section 8.0 shall survive the date of this Agreement, the date of the Closing and the consummation of the transactions provided for in this Agreement.

                  6.16 Supplementation of Exhibits . After the date of this Agreement and until the Closing, Seller and Purchaser shall provide and/or supplement any and all Exhibits to this Agreement, including supplements, to reflect events occurring after the date of this Agreement. All Exhibits must be acceptable to Purchaser and Seller.

                  6.17 Brokers . Neither the Seller, any of the officers, directors or employees of the Seller have employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  6.18 Suppliers and Customers . Exhibit 6.14 attached hereto contains, with respect to the present fiscal year of the Seller, a true and complete list of the ten largest suppliers (in dollar volume) to the Seller and the ten largest customers (in dollar volume). The Seller has no knowledge of any intention of any such supplier, or customer to terminate relationships with Seller.

                  6.19 Financial Information . Purchaser has access to, or has received, the Annual Report and most recent 10-Q, of Seller's parent (collectively, the "Financial Statements"), and Seller's internally prepared Business financials dated April 1, 2001 ("Interim Statements"). The Financial Statements (i) are true, correct and complete, (ii) are in accordance with the books and records of the parent, (iii) fairly present the consolidated financial position of the parent as of the respective dates indicated and the consolidated results of operations, retained earnings and changes in financial position for the respective periods indicated, (iv) have been prepared in accordance with generally accepted accounting principles consistently applied on an historical basis. The Interim Statements (i) are true, correct and complete, (ii) are in accordance with the books and records of the Seller, (iii) fairly present the financial position of the Seller as of the date indicated, and (iv) have been prepared in accordance with its practices consistently applied on an historical basis. Except as set forth in the Interim Statements or Financial Statements, there are to the knowledge of Seller no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or to the knowledge of Seller threatened or affecting the Purchased Assets, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitration against the Seller, and (c) Seller has complied in all respects with all federal, state, local or foreign laws, ordinances, regulations or orders applicable to the Seller, or the Purchased Assets, and (d) the Seller has all federal, state, local and foreign governmental licenses and permits necessary to the conduct of the Business.

                  6.20  Related  Transactions  .  Except  as  disclosed  in  the
         Financial Statements and Interim Statements, and except for compensation and other benefit plans, and stock option and stock incentive plans, for directors and employees of the Seller, no current or former director, officer, or employee or control person shareholder (as defined in Indiana law) or any associate (as defined in the rules promulgated under the Securities Exchange Act) thereof, is presently, or during the last three fiscal years has been, (a) a party to any material transaction with the Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), except in the ordinary course of business, and, except upon approval of the Board of Directors, or applicable committee thereof, in accordance with Seller's governance documents, or (b) the direct or indirect owner of a material interest in any corporation, firm, association or business organization which is a material competitor, supplier or customer of the Business of Seller, which should properly accrue to the Seller.

         7.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents, covenants and warrants to Seller:

                  7.1 Organization, Standing and Power . Purchaser is a corporation duly organized and validly existing under the laws of Indiana, and is authorized to conduct business in the State of Michigan. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement.

                  7.2 Authority . The execution, delivery and performance of this Agreement and all other writings relating to it by Purchaser have been duly and validly authorized by all necessary corporate action, including action by the Board of Directors. This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors' generally, or the application of general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated in it, nor compliance by Purchaser with any of its provisions, will: (i) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Purchaser; (ii) to the best of Purchaser's knowledge, violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) to the best of Purchaser's knowledge, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any agreement or writing of any nature or restriction of any kind to which Purchaser is a party or by which it or its assets or properties may be bound.

         8.0      INDEMNIFICATION.

                  8.1 Indemnification of Purchaser . Seller shall indemnify and save Purchaser and each of its shareholders, subsidiaries, affiliates, officers and directors, employees and agents harmless from, against, for and in respect of and shall pay on demand:

                           8.1.1 Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Seller contained in this Agreement; and

                           8.1.2 All reasonable  costs and expenses  (including,
                  without limitation, reasonable attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.0.

                  8.2 Indemnification of Seller . Purchaser shall indemnify and save the Seller and each of its subsidiaries, affiliates, officers, directors, employees and agents harmless from, against, for and in respect of and shall pay on demand:

                           8.2.1 Any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made pursuant to this Agreement; and

                           8.2.2 All reasonable  costs and expenses  (including,
                  without limitation, reasonable attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.0.

                  8.3 Rules  Regarding  Indemnification  . The  obligations  and
         liabilities   concerning   indemnification  shall  be  subject  to  the
         following terms and conditions:

                           8.3.1  The  party  claiming   indemnification   under
                  Section 8.1 or 8.2 ("Indemnified Party") shall give prompt written notice to the party against which indemnification is sought under Section 8.1 or 8.2 ("Indemnifying Party") which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 8.1 or 8.2, stating the nature and basis of such claims and the amount, to the extent known.

                           8.3.2 If,  within  thirty  (30) days after  receiving
                  notice of a third party claim, the Indemnifying Party advises the Indemnified Party that the Indemnifying Party will conduct the defense of such third party claim at the expense of the Indemnifying Party, then so long as such defense is being conducted, the Indemnified Party shall not settle or admit liability with respect to the claim and shall afford to the Indemnifying Party and defending counsel all reasonable assistance in defending against the claims.

                           8.3.3  The  party  claiming   indemnification   under
                  Section 8.1 or 8.2 must give written notice of a claim to the other party hereto within three (3) years after Closing; after such date, all such claims are barred, provided however, that this claims bar date shall not apply to, and the claims bar date shall be, the applicable statute of limitations, for obligations described in Sections 2.1.11, 2.2, 3.0, 5.3, 5.4,
                  5.6 and 5.13, and the License Agreement.

         9.0      CONDITIONS TO CLOSING: TERMINATION.

                  9.1 Condition to Seller's  Obligations . Seller's  obligations
         to  close  the   transactions   provided  for  in  this  Agreement  are
         conditioned on:

                           9.1.1 Performance. The Purchaser shall have performed
                  and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing, and shall have taken all action required to be taken by the Purchaser under this Agreement. The satisfaction of all of Purchaser's obligations under this Agreement including payment of the Purchase Price, delivery of the Promissory Note and Security Agreement.

                           9.1.2 Representations True at Closing. The correctness, as of the Closing Date, of all of Purchaser's representations and warranties contained in this Agreement; and

                           9.1.3 Closing  Date.  The Closing Date being no later
                  than May 25, 2001 or such later date as may be reasonably agreed to by Seller and Purchaser.

                           9.1.4 Litigation.  No litigation or proceedings shall
                  be pending or threatened to (i) restrain, modify, set aside or invalidate the transactions contemplated by this Agreement or any portion of them; or (ii) obtain substantial damages in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                           9.1.5 Inventory. Seller and Purchaser shall have completed the raw materials and work in process inventory inspection as described in Section 5.5.

                           9.1.6 Liens.  Seller shall have  arranged for release
                  of any Encumbrances on the Purchased Assets to the reasonable satisfaction of Purchaser.

                           9.1.7  Assignments.  Seller  shall have  arranged for
                  assignments  to  Purchaser,   of  contracts  relating  to  the
                  Business as Purchaser may reasonably require.

                           9.1.8 Opinion. Seller's counsel shall give an opinion
                  reasonably acceptable to Purchaser.

                  9.2  Conditions  to  Purchaser's   Obligations  .  Purchaser's
         obligations to close the transactions provided for in this Agreement on May 25, 2001 are conditioned on:

                           9.2.1 Representations True at Closing. The representations and warranties of the Seller contained in this Agreement shall be true at the date of this Agreement, and at the time of the Closing with the same force and effect as though made at the Closing.

                           9.2.2 Performance. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing and shall have taken all action required to be taken by the Seller under this Agreement on or prior to the Closing.

                           9.2.3 Litigation.  No litigation or proceedings shall
                  be pending or threatened to (i) restrain, modify, set aside or invalidate the transactions contemplated by this Agreement or any portion of them; or (ii) obtain substantial damages in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                           9.2.4 Employees. Seller shall have arranged for reasonable access to Seller employees as described in Section 2.3.

                           9.2.5 Liens.  Seller shall have  arranged for release
                  of any Encumbrances on the Purchased Assets to the reasonable satisfaction of Purchaser.

                           9.2.6  Assignments.  Seller  shall have  arranged for
                  assignments  to  Purchaser,   of  contracts  relating  to  the
                  Business as Purchaser may reasonably require.

                           9.2.7 Closing Adjustments. Seller and Purchaser shall
                  have completed the raw materials and work in process inventory inspection as described in Section 5.5.

                           9.2.8 Closing  Date.  The Closing Date being no later
                  than May 25, 2001 or such later date as may be reasonably agreed to by Seller and Purchaser.

                           9.2.9 Purchaser's Counsel.  Purchaser's counsel shall
                  give an opinion reasonably acceptable to Seller.

                  9.3 Termination if Conditions Not Satisfied . If the conditions to Closing provided in Section 9.1 or 9.2 are not satisfied, this Agreement may be terminated effective on written notice by the party entitled to terminate. Upon such termination the parties shall have no further obligation or liability to each other arising out of this Agreement and the negotiations or transactions relating to it, provided, however, that the provisions of this Agreement concerning confidentiality and public announcements (Section 12.6) and governing law, forum and no jury trial (Section 12.9) shall remain binding on the parties. Upon the termination of this Agreement each party shall promptly return all copies of all information received by it from the other party.

                  9.4 Access to Properties, Records and Personnel . Between the date of this Agreement and the Closing Date, Seller shall (i) provide Purchaser and its accountants, counsel and other representatives, reasonable access, during reasonable business hours, to any and all premises, properties, contracts, commitments, books, records, and other information reasonably relating to the Purchased Assets or Assumed Liabilities of Seller and shall cause Seller's respective officers and employees to furnish to Purchaser and its authorized representatives reasonable access to any and all financial, technical, and operating data and other information respecting the Purchased Assets and Assumed Liabilities and the Business, as Purchaser and such representatives may from time to time reasonably request; and (ii) instruct Seller's respective officers and accountants to discuss with Purchaser and its representatives any and all information reasonably pertaining to the Purchased Assets and Assumed Liabilities and the Business. Purchaser shall schedule all employee meetings through and with the consent of the Seller. Purchaser may contact each of Seller's customers after Seller and Purchaser agree as to specific persons to be contacted and the purpose of the customer contact.

                  9.5 Preservation of Relationships . Until the Closing Date Seller shall use all reasonable efforts to keep persons presently employed in the Business, and to preserve the Business goodwill and existing Business relationships which such Seller has with its Business customers, suppliers, distributors and sales representatives with whom such Seller has existing relationships for purposes of the conduct of the Business, subject to exercise of Seller's business judgment, in its sole discretion.

                  9.6 Conduct of Business Prior to the Closing Date . Prior to the Closing, Seller shall (a) conduct the Business only in the usual and ordinary course, which shall include without limitation the continuation in the ordinary and customary course of marketing and sales activities; and (b) refrain from the entry into termination or material amendment of any material Business agreement or commitment other than in the ordinary course and consistent with past practice.

                  9.7 Physical Inventory . The parties shall cooperate with respect to the taking of a physical inventory by the parties as provided in Section 5.5.

                  9.8 Satisfaction of Closing Conditions . Prior to the Closing, the parties shall use all reasonable efforts to satisfy the conditions precedent to the Closing provided in Sections 9.1 and 9.2, including obtaining all permits, approvals, authorizations, and consents of all third parties necessary for the consummation of the transactions contemplated hereby.

                  9.9 Disposal of Purchased Assets . Prior to the Closing, Seller shall not dispose of material assets of the Business except in the ordinary course of business.

                  9.10 Employee Matters . Seller may terminate certain employees, effective as of the Closing Date, and Purchaser may hire them. As to those persons hired by Purchaser, Sellers shall pay or make adequate provision for the payment to such employees all earned but unused vacation pay if required to do so by applicable law and pay 2001 Memorial Day holiday pay for such employees. On the Closing Date, Purchaser may offer employment to any employees of Seller terminated on that date. Any employees who accept Purchaser's offer of employment shall be deemed by Purchaser to be a new employee of Purchaser subject to whatever terms of employment are chosen by Purchaser and accepted by employees. Purchaser assumes no Seller obligation or liability with respect to sick pay, vacation pay, severance pay, bonus pay or any benefit plans to any employee or former employee of Seller for any period prior to the Closing. Purchaser understands Seller shall have no obligation for payment of hourly employees for July shutdown for employees employed by Purchaser during such time period.

         10.0     CLOSING TRANSACTIONS: SELLER.

         On the Closing  Date Seller  shall  deliver or cause to be delivered to
Purchaser:

                  10.1 Bill of Sale . Duly executed bills of sale and other instruments of assignment, transfer and conveyance to the Purchased Assets, in the form of Exhibit 10.1.

                  10.2  Consents  .  All  third  party   consents  and  releases
         necessary to transfer the Purchased Assets to Purchaser in accordance with the terms and conditions of this Agreement.

                  10.3 License Agreement . Duly executed license agreement in the form of Exhibit 6.9.

                  10.4 Other . Any other documents which Purchaser may reasonably request in order to transfer good and marketable title in and to the Purchased Assets to Seller, including appropriate lien releases.

         11.0     CLOSING TRANSACTIONS: PURCHASER.

         On the Closing Date, Purchaser shall deliver to Seller:

                  11.1  Assumption   Agreement.   A  duly  executed   Assumption
         Agreement in the form of Exhibit 11.1 with respect to the Assumed Liabilities;

                  11.2 Purchase Price . The Purchase Price payable as provided in Section 5.0, including cash, and the Gap Note and Security Agreement and Promissory Note duly executed in the form of Exhibit 5.1.

                  11.3 License Agreement . A duly executed License Agreement in the form of Exhibit 6.9.

         12.0     MISCELLANEOUS.

                  12.1 Expenses, Etc. All costs, fees, or expenses (including, without limitation, legal fees) incurred by each of Seller and Purchaser or in connection with Closing under this Agreement shall be borne by each of them, respectively, and not by the other, subject to Sections 3.0 and 4.0.

                  12.2 Parties in Interest: Assignment . This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Seller and its successors and assigns, and Purchaser and its successors and assigns and Shareholders and their respective heirs, personal representatives, successors and assigns. No right or obligation under this Agreement shall be assigned or delegated by any party except with the prior written consent of the other parties.

                  12.3 Entire Agreement; Amendments . This Agreement and the other writings referred to in it contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties. If the transaction contemplated by this Agreement is not consummated on the Closing Date, then for purposes of the Letter of Intent and Confidentiality Agreement between the parties, the definitive purchase agreement referred to therein shall not be deemed to have been executed, and each such agreement shall survive in full force and effect as if this Agreement had never been executed.

                  12.4 Headings . The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  12.5 Notices . All notices,  claims,  certificates,  requests, demands and other communications ("Communications") under this Agreement shall be in writing and shall be deemed to have been duly given and received when sent by confirmed telecopy, followed by deposit into the U.S. Mail of a copy sent by registered or certified mail, postage prepaid as follows:

                           If to Seller:
                           ------------

                           Starcraft Automotive Group, Inc.
                           2703 College Avenue
                           Post Office Box 1903
                           Goshen, Indiana 46526
                           Attn:  Michael H. Schoeffler, President

                           If to Purchaser, to:
                           -------------------

                           Centurion Vehicles, Inc.
                           69651 U.S. 131 S.
                           White Pigeon, Michigan 49099
                           Attn:  Robert Froschauer, President

         or to such other person's address and telecopy number within the United State of America as the person to whom a Communication is to be given may have furnished to the others in writing in accordance with this Paragraph. A Communication given by any other means shall be deemed duly given when actually received by the addressees.

                  12.6 Public Announcements: Confidentiality . All announcements relating to this Agreement or the negotiations relating to it or transactions contemplated in it, including announcements to employees, will be made only as may be agreed upon jointly by representatives designated by the parties, except as required by law or governmental regulation, including NASDAQ and the SEC. Until the Closing Purchaser agrees to keep, and to cause its respective representatives, lenders and others to keep, all information pertaining to Seller and Seller's Business strictly confidential, except as required by law.

                  12.7 Further Assurances . After the Closing Date, without further consideration, Seller and Purchaser shall execute and deliver such further instruments and documents intended by this Agreement that any party shall reasonably request to consummate the transactions contemplated by the Agreement and to perfect Purchaser's title to the Purchased Assets.

                  12.8 Waiver . No waiver of any provision of this Agreement shall be effective unless in writing signed on behalf of Seller and Purchaser. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                  12.9 Governing Law; Forum; No Jury . This Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be wholly performed in the State of Indiana. Any and all litigation between the parties pertaining to or arising out of this Agreement or the transactions provided for in it, shall be brought and maintained only in the courts of Elkhart County, State of Indiana (including federal courts sitting in the Northern District, South Bend Division, State of Indiana) and the parties irrevocably consent to the subject matter and personal jurisdiction of such courts and waive all rights to a trial by jury as to all or any part of any such litigation.

                  12.10    Confidential Information; Non-Competition .

                  a. The Seller and its parent, shall not directly or indirectly, use or disclose any confidential or proprietary information relating to the Purchased Assets or the Business to any "Competitive Business", nor shall the Seller make use of any such confidential or proprietary information for its or his own purpose or for the benefit of any "Competitive Business", except the Purchaser. The Seller hereby acknowledges that the Purchaser would be irreparably damaged if such confidential knowledge of the Business was disclosed to or utilized on behalf of others in competition in any respect with the Business. For the purpose of this Section, the term "confidential or proprietary information" shall mean all information which is known to the Seller or its respective affiliates or to their employees, consultants or others in a confidential relationship with the Seller and relates to the Business on the date hereof, such as trade secrets, research and development activities, books and records, catalogs, sample books, customer lists, suppliers, distribution channels, pricing information, private processes, formulae, functional specifications, blueprints, know-how, data, improvements, discoveries, designs, inventions, techniques, marketing plans, strategies, forecasts, new products and financial statements, provided, however, that "confidential or proprietary information" shall not include any information generally available to Seller through the public domain, or otherwise readily available to Purchaser or Seller from other sources.

                  b. The Seller and its parent entity,  hereby  acknowledge  and recognize the highly competitive nature of the Business; and accordingly agrees that, in consideration of the premises contained herein, the consideration to be received by the Seller hereunder, and to induce the Purchaser to enter into this Agreement, it will not, from and after the Closing until the fifth anniversary thereof, directly or indirectly, engage in, represent in any way or be connected with any business or activity in competition with the Business as conducted by the Seller immediately prior to the Closing, in any state where Seller's Business had customers or dealers in the year prior to the Closing ("Competitive Business"), provided, however, that "Competitive Business" or "Business" shall not include mobility vehicle and second stage mobility conversion business, and, the OEM second stage manufacturing business ("Non-Competitive Business").

                  c. It is the desire and intent of the parties that the foregoing provisions of this Section 12.10 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the minimum extent necessary to comply with applicable laws and shall be enforced as so amended. In addition, in the event of a breach or threatened breach by the Seller of the provisions of this Section 12.10, the Purchaser shall be entitled to an injunction restraining them or him, as the case may be, from such breach. Nothing herein contained shall be construed as prohibiting the Purchaser from pursuing any other remedies available for such breach or threatened breach.

                  d. In the event Purchaser defaults under this Agreement, or any Exhibit hereto, then this Section shall be null, void, and of no further force and effect.

                  12.11 Definitions . The following words and phrases have the following meanings for purposes of this Agreement (and each Exhibit thereto):

                  "best efforts" - the efforts that a prudent person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible;

                  "knowledge"   -  an   individual   shall  be  deemed  to  have
         "knowledge" of a particular fact or other matter if:

                           (i) such individual is actually aware of such fact or
                  other matter; or

                           (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

                  A person (other than an individual) shall be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving or who has at any time served, as a director, officer, employee or partner, of such person has or at any time had, knowledge of such fact or other matter.

                  "ordinary course of business" - an action taken by a person shall be deemed to have been taken in the "primary course of business" only if:

                           (i) such action is recurring in nature, is consistent
                  with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

                           (ii) such action is not required to be  authorized by
                  the board of directors of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                           (iii) such action is similar in nature and  magnitude
                  to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

                  "threatened" - a claim, proceeding, dispute, action or other matter shall be deemed to have been "threatened" if any demand or statement shall have been made (orally or in writing) or any notice shall have been given (orally or in writing), or if any other event shall have occurred or any other circumstances shall exist, that might lead a prudent person to conclude that such a claim, proceeding, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.


         Dated the date first above mentioned.


                                     "PURCHASER"
                                     CENTURION VEHICLES, INC.


                                     By: /s/ Robert J. Froschauer
                                        ----------------------------------------
                                        President


                                     "SELLER"
                                     STARCRAFT AUTOMOTIVE GROUP, INC.


                                     By: /s/ Michael H. Schoeffler
                                        ----------------------------------------
                                        President

                           Exhibit 2.1  Purchased Assets
                           -----------------------------

         2.1.1 All machinery and equipment, and all patterns, fixtures, jigs, make up tables, storage racks, and related items used in connection with the Business (and not usable in connection with Seller's other business) as agreed to by the parties prior to Closing;

         2.1.2 All usable inventories of raw materials for the current model year (other than wiring harnesses, paint, and service parts) at Seller's cost, excluding freight, on hand in connection with the Business determined by the physical inventory described in Section 5.5;

         2.1.3 All work in process relating to confirmed sales orders at (eighty percent (80%) of dealer cost, less pack) x (percentage of completion) and all confirmed sales orders relating to the Business of the Seller described in
Exhibit 3.0;

         2.1.4 License of all copyrights, trade secrets, trademarks, service marks, tradenames, brand names, service marks, of the Business and its Products exclusive of Canada and described in Exhibit 6.9;

         2.1.5 All Product bills of materials; Product specifications and drawings; Product testing results; Product safety standards compliance test reports and engineering testing and reports; proprietary drawings, formulas, designs, specifications and research and development efforts, and proprietary manufacturing techniques, know-how, and manufacturing processes which relate to the Products; Product ISO documentation; Product promotional literature (including sales materials, videos, and show materials) except such as may be usable in Seller's remaining business;

         2.1.6 Lists of the material customers, vendors, and suppliers of the Seller as they relate to the Business;

         2.1.7 All assignable warranties in relation to the Business and in favor of Seller described in Exhibit 2.1;

         2.1.8 All good will related to the Business of the Seller;

         2.1.9 All chassis under OEM bailment/converter agreements relating to the Business described in Exhibit 2.1; and,

         2.1.10 All Seller's demo inventory described on the attachment hereto:

                         Exhibit 3.0  Assumed Liabilities
                         --------------------------------

Product warranty obligations and claims. A claim must relate to a Product sold or leased at retail, and resold or released at retail, all within the applicable warranty period, before or after Closing, of "3/36" or "5/60" as the case may be (and not otherwise excluded under Section 3.0 or Section 5.4). A claim must be made within the applicable warranty period. A claim includes such as may be presented in litigation, State or Federal administrative proceedings, or State or Federal agency proceedings, and arising after the Closing. Purchaser agrees to use its best efforts to assist Seller with collection of accounts receivable, and in this regard, Purchaser agrees for a period of fifteen (15) days after written notice from Seller not to pay dealer warranty claims or ship warranty parts to a dealer delinquent in payment of Business accounts receivable of
Seller;   Seller  agrees  to  notify   Purchaser  from  time  to  time  of  such
delinquencies.

All chassis under OEM bailment/converter agreements relating to the Business at Seller's wholesale cost (excluding interest and other expenses).

All confirmed sales orders relating to the Business.